                                                                    EXHIBIT 99.1


             LUMENON INNOVATIVE LIGHTWAVE TECHNOLOGY, INC. RECEIVES

          NOTIFICATION REGARDING DELISTING FROM NASDAQ NATIONAL MARKET

               Company Applies to Trade on Nasdaq SmallCap Market

May 21, 2002

Lumenon Innovative Lightwave Technology, Inc. (NASDAQ: LUMM) announced today that on May 16, 2002 it received a letter from The Nasdaq Stock Market, Inc. ("Nasdaq") that Nasdaq had determined to delist the Company's common stock from The Nasdaq National Market, effective at the opening of business on May 24, 2002, unless the Company requests a hearing to appeal Nasdaq's decision or submits an application to transfer its securities to The Nasdaq SmallCap Market (the "SmallCap"). In its notice to the Company, Nasdaq informed the Company that the Company was not in compliance with Marketplace Rule 4450(a)(5) because the bid price of the Company's common stock closed at less than $1.00 per share over 30 consecutive trading days and that the Company was not in compliance with Marketplace Rule 4450(e)(2) because it had not regained compliance with Marketplace Rule 4450(a)(5) within 90 calendar days.

The Company has applied to transfer its securities to the SmallCap. If the transfer application is approved, the Company will have a grace period until August 13, 2002 to meet the minimum $1.00 bid price requirement for continued inclusion on the SmallCap. According to Nasdaq, the Company may be eligible for an additional 180 calendar day grace period provided the Company meets the initial listing criteria for the SmallCap under Marketplace Rule 4310(c)(2)(A). In its notice to the Company, Nasdaq stated that the Company may be eligible to transfer from the SmallCap to The Nasdaq National Market if, by February 10, 2003, the Company's bid price maintains the $1.00 per share requirement for 30 consecutive trading days and the Company has maintained compliance with all other continued listing requirements of The Nasdaq National Market.

There can be no assurance when, if at all, the Company's SmallCap transfer application will be approved. If the transfer application is not approved, the Company's common stock will be delisted. In such an event, the Company may trade its securities on the over-the-counter electronic bulletin board (OTCBB)

About Lumenon Innovative Lightwave Technology, Inc.:

Lumenon Innovative Lightwave Technology, Inc., a photonic materials science and process technology company, designs, develops and builds optical components and integrated optical devices in the form of packaged compact hybrid glass and polymer circuits on silicon chips. These photonic devices - based upon Lumenon's proprietary materials and patented PHASIC(TM) design process and manufacturing methodology - offer communications providers the ability to dramatically boost bandwidth for today's burgeoning telecommunication, data communication and cable industries.

For more information about Lumenon Innovative Lightwave Technology, Inc., visit the Company's Web site at www.lumenon.com.

Any statements in this press release about future expectations, plans and prospects for the Company, including statements containing the words "believes," "anticipates," "plans," "expects," "will," and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: that we are a development stage company with no experience in manufacturing and marketing our products; that we have a significant number of outstanding convertible notes, warrants and options, the exercise or conversion of which could decrease the price of our common stock; that several of our agreements entitle third parties to receive a specified portion of the revenues that we would otherwise receive upon the sale of our products and this may decrease our profitability; that we may be unable to obtain funding to meet our future capital needs, which could cause us to delay or abandon some or all of our anticipated spending, cut back our operations, sell assets or license our technologies to third parties; that there are significant risks associated with the manufacture of our products; that the markets in which we compete are highly competitive and subject to rapid technological change; that we may not be able to compete successfully if we are unable to adapt to new technologies and successfully develop new and evolving products which may lead to reduced sales of our products, reduced revenues and reduced market share; and other factors discussed in our most recent annual report on Form 10K and quarterly reports filed on form 10Q with the Securities and Exchange Commission.

You may register to receive Lumenon's future press releases or to download a complete Digital Investor Kit(TM) including press releases, regulatory filings and corporate materials by clicking on the "Digital Investor Kit(TM)" icon at www.kcsa.com.